Exhibit 99.1

Conn’s, Inc. Reports Net Sales Results for the Quarter Ended October 31, 2010

BEAUMONT, Texas--(BUSINESS WIRE)--November 5, 2010--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its net sales results for the quarter ended October 31, 2010.

Net sales for the quarter ended October 31, 2010, of $136.7 million, decreased $24.7 million, or 15.3%, as compared to the quarter ended October 31, 2009. Net sales represent total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 16.4% for the quarter ended October 31, 2010, as compared to the same quarter in the prior year period. The same store sales trend was impacted by:

  The current economic conditions,
  The limitations imposed by the Company’s current capital structure and the resulting impact on its ability to extend credit,
  The Company’s decision to tighten credit underwriting requirements to protect the quality of the credit portfolio, and
  Management’s emphasis on improving retail gross margin while maintaining price competitiveness.

The Company improved its retail gross margin, which includes gross profit from both product and repair service agreement sales, to approximately 25% for the quarter ended October 31, 2010, as compared to the 22.4% experienced in the quarter ended October 31, 2009. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for December 2, 2010. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended October 31,
	2010	% of Total	2009	% of Total	Change	% Change
	(dollars in thousands)
Consumer electronics	$42,306	31.0%	$56,216	34.8%	$(13,910)	-24.7%
Home appliances	41,604	30.4%	47,842	29.6%	(6,238)	-13.0%
Track	20,701	15.1%	21,297	13.2%	(596)	-2.8%
Furniture and mattresses	16,356	12.0%	15,906	9.9%	450	2.8%
Other	6,058	4.4%	7,202	4.5%	(1,144)	-15.9%
Total product sales	127,025	92.9%	148,463	92.0%	(21,438)	-14.4%

Repair service
agreement commissions	5,894	4.3%	7,320	4.5%	(1,426)	-19.5%
Service revenues	3,769	2.8%	5,599	3.5%	(1,830)	-32.7%
Total net sales	$136,688	100.0%	$161,382	100.0%	$(24,694)	-15.3%

The following is a summary of some of the key items impacting net sales during the quarter, as compared to the same quarter in the prior fiscal year:

  Consumer electronics category sales declined as a result of a 13.0% drop in the average selling price of flat-panel televisions and a 14.4% decrease in unit sales as lower LCD unit sales offset increased sales of LED and plasma televisions,
  Home appliance category sales declined during the quarter on lower unit sales and a decline in the average selling price, though room air conditioning sales increased during the quarter,
  Track sales declined slightly as increased sales of accessories, MP3 players and compact stereos were offset primarily by declines in the sales of camcorders, digital cameras, GPS devices, computer equipment and video game hardware,
  The growth in furniture and mattresses sales was driven by the addition of in-store specialists focused on this category, improved in-store displays and expanded product selection,
  The decrease in other product sales resulted largely from declines in lawn and garden sales and delivery revenues,
  The decline in repair service agreement commissions was driven largely by the decline in product sales and increased cancellations of these agreements as a result of higher credit charge-offs,
  Service revenues decreased as the Company increased its use of third-party servicers during the quarter to provide cost-effective, timely product repairs for its customers, and
  Sales from two stores opened since August 1, 2009, reduced by the closure of the Baytown, Texas clearance center, partially offset the decrease in Total net sales.

Additionally, the Company provided updated credit portfolio performance information. The key credit portfolio metrics for the three months ended October 31, 2010, included:

  Estimated net charge-offs for the third fiscal quarter of 2011 totaled approximately $9.5 million, or 5.5% of the average balance outstanding. The net charge-off percentage has been negatively impacted by the declining portfolio balance as the total portfolio balance outstanding has declined to approximately $677.0 million as of October 31, 2010, from $738.2 million as of October 31, 2009;
  A 60 basis point increase in the 60+ day delinquency rate since July 31, 2010, to 9.6% at October 31, 2010. The 60+ day delinquency rate was 9.3% at October 31, 2009, after increasing 170 basis points during the third quarter of the prior fiscal year. The delinquency rate has also been negatively impacted by the declining portfolio balance as the total balance 60+ days delinquent improved to $64.9 million at October 31, 2010, as compared to $68.5 million at October 31, 2009;
  A 30 basis point increase in the percentage of the portfolio reaged to 18.7% at October 31, 2010, from 18.4% at July 31, 2010. The percentage of the portfolio reaged at October 31, 2009 was 18.8%. The percentage of the portfolio reaged has also been negatively impacted by the declining portfolio balance as the total balance reaged has decreased to $126.3 million as of October 31, 2010, from $139.1 million as of October 31, 2009; and
  The payment rate (amount collected from customers as a percentage of the portfolio balance) increased for the third consecutive quarter, increasing to 5.10% for the quarter ended October 31, 2010, from 5.00% for the quarter ended October 31, 2009.

Net sales for the nine months ended October 31, 2010, were $478.6 million, a decrease of $73.2 million, or 13.2%, as compared with the nine months ended October 31, 2009. Same store sales decreased 14.2% for the nine months ended October 31, 2010, as compared to the same period in the prior year.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarter end financial statement closing process. Actual results may differ significantly from the preliminary estimates.

Refinancing of Existing Debt Facilities

The Company also reconfirmed its plans to address its current capital structure and expects to refinance its existing debt facilities as it disclosed on October 22, 2010.

The Company will host a conference call and audio webcast on Thursday, December 2, 2010, at 10:00AM, CT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the Company’s ability to amend, renew or replace its existing credit facilities and agree with the lenders on the definitive documents relating to the amended asset based lending facility and term loans and satisfy the required conditions to closing, including the successful completion of the rights offering;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on its ability under its securitization program to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  delinquency and loss trends in the receivables portfolio;
  the Company's ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company's financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K/A filed on April 12, 2010 and the Company’s quarterly report on Form 10-Q filed on August 26, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294